[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.33

December 3, 2014

Greg Fersko
Director, Business Development and Licensing
Merck & Co., Inc.
2000 Galloping Hill Road
Kenilworth, NJ 07033

Re: Deferral of Milestone due under the Termination and License Agreement between Merck Sharp & Dohme Corp (“Merck”) and SCYNEXIS, Inc.
(Scynexis) dated May 24, 2013 (the “Agreement”); Merck Reference
SCYNEXIS LKR143197

Dear Greg,

As we have discussed, Scynexis is seeking deferral of the accrual of the $[*] milestone due under Section 5.1 (a) of the Agreement, such that no amount will be due upon Initiation of the first Phase II Clinical Trial for Product, but under Section 5.1 (b) of the Agreement, $[*] (instead of $[*]) would be due upon Initiation of the first Phase III Clinical Trial for Product.

Except as expressly stated above, all other terms and provisions of the Agreement remain in full force and effect.

We sincerely appreciate the spirit of cooperation and collaboration which Merck demonstrated throughout our collaboration project, and which continues with Merck’s agreement to this deferral.

Sincerely,

/s/ Yves, J. Ribiell

Yves J. Ribeill
President and CEO

The deferral described above is agreed:

By:___/s/ Iain Dukes 12/11/14________

Name:___Iain Dukes________________

Title:___SVP, Research Science_______